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                                                                      Exhibit 99


        Press Release Issued by Bob Evans Farms, Inc. on October 5, 2001










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FOR IMMEDIATE RELEASE                           Contact:  Donald J. Radkoski or
October 5, 2001                                 Mary Cusick  (614) 491-2225


                             BOB EVANS FARMS DIVESTS
                     HICKORY SPECIALTIES FLAVORING BUSINESS


COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced the sale of its Hickory Specialties, Inc. subsidiary.

         Kerry Group plc, an international food products company based in Ireland, has purchased Hickory Specialties for an undisclosed amount of cash. Bob Evans expects to report a one-time net gain on the transaction (before and after taxes) of approximately $3.0 - $3.5 million, or $0.08 - $0.10 per share, in its second fiscal quarter, which ends Oct. 26.

         Hickory Specialties manufactures smoke flavorings and has production plants in Tennessee, Missouri and Kentucky. Previously, the subsidiary also produced charcoal, but substantially all of the charcoal-related assets were sold in 1999.

         "Proceeds from this divestiture will be used for our stock repurchase program, as well as to pay down short-term lines of credit," said Stewart K. Owens, chairman of the board and chief executive officer. "For the balance of fiscal 2002, the reduction in interest expense should offset the loss of operating income from Hickory Specialties. In addition, this transaction will help us sharpen our focus on Bob Evans' core strengths in the food and restaurant business. We believe there is a synergistic fit between Hickory Specialties and Kerry Group. Hickory Specialties brings a great line of smoke flavoring products to Kerry Group's new flavor division and Hickory Specialties will benefit from Kerry Group's focus on the food ingredient business and their established worldwide sales force."

         Bob Evans Farms, Inc. owns and operates 470 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the East North Central, mid-Atlantic and Southern United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and homestyle convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.




               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995
The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2002 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs and the possibility of severe weather conditions where the company operates its restaurants, as well as other risks previously disclosed in the company's securities filings and press releases.